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Exhibit 10.8

AMENDMENT NO. 2 TO
ALLIANCE DATA SYSTEMS 401(k) AND RETIREMENT SAVINGS PLAN
(EFFECTIVE AS OF JANUARY 1, 2001)

        The Alliance Data Systems 401(k) and Retirement Savings Plan, established effective as of January 24, 1996 and amended and restated effective as January 1, 2001 (the "Plan") is hereby further amended in the following respects:

        1.     Effective January 1, 1999, Article 9 is amended by adding the following Section 9.7 at the end thereof:

    "9.7
    Harmonic Systems Qualified Joint and Survivor Provisions

    (A)
    Joint and Survivor Annuity. The Benefits Administration Committee must direct the Trustee to distribute a married or unmarried Participant's nonforfeitable Accrued Benefit in the form of a qualified joint and survivor annuity, unless the Participant makes a valid waiver election (described in paragraph (b) below) within the 90 day period ending on the annuity starting date. If, as of the annuity starting date, the Participant is married, a qualified joint and survivor annuity is an immediate annuity which is purchasable with the Participant's nonforfeitable Accrued Benefit and which provides a life annuity for the Participant and a survivor annuity payable for the remaining life of the Participant's surviving Spouse equal to 50% of the amount of the annuity payable during the life of the Participant. If, as of the annuity starting date, the Participant is not married, a qualified joint and survivor annuity is an immediate life annuity for the Participant which is purchasable with the Participant's nonforfeitable Accrued Benefit. On or before the annuity starting date, the Benefits Administration Committee, without Participant or spousal consent, must direct the Trustee to pay the Participant's nonforfeitable Accrued Benefit in a lump sum, in lieu of a qualified joint and survivor annuity, in accordance with Section 9.3, if the Participant's nonforfeitable Accrued Benefit is not greater than $5,000 ($3,500 before January 1, 1998). This Section applies only to a Participant who has completed at least one Hour of Service with the Employer after August 22, 1984.

    (1)
    Preretirement Survivor Annuity. If a married Participant dies prior to his annuity starting date, the Benefits Administration Committee will direct the Trustee to distribute a portion of the Participant's nonforfeitable Accrued Benefit to the Participant's surviving Spouse in the form of a preretirement survivor annuity, unless the Participant has a valid waiver election (as described in paragraph (c) below) in effect, or unless the Participant and his Spouse were not married throughout the one year period ending on the date of his death. A preretirement survivor annuity is an annuity which is purchasable with 50% of the Participant's nonforfeitable Accrued Benefit (determined as of the date of the Participant's death) and which is payable for the life of the Participant's surviving Spouse. The value of the preretirement survivor annuity is attributable to Employer contributions and to Employee contributions in the same proportion as the Participant's nonforfeitable Accrued Benefit is attributable to those contributions. The portion of the Participant's nonforfeitable Accrued Benefit is payable to the Participant's Beneficiary, in accordance with the other provisions of this Plan. If the present value of the preretirement survivor annuity does not exceed $5,000 ($3,500 before January 1, 1998), the Benefits Administration Committee, on or before the annuity starting date, must direct the Trustee to make a lump sum distribution to the Participant's surviving Spouse, in lieu of a preretirement survivor annuity. This paragraph (1) applies only to a Participant who dies after August 22, 1984, and either (i) completes at least one Hour of Service with the Employer after August 22, 1984, or (ii) Separated from Service with at least 10 Years of Vesting Service and completed at least one Hour of Service with the Employer in a Plan Year beginning after December 31, 1975.

        (2)
        Surviving Spouse Elections. If the present value of the preretirement survivor annuity exceeds $5,000 ($3,500 before January 1, 1998), the Participant's surviving Spouse may elect to have the Trustee commence payment of the preretirement survivor annuity at any time following the date of the Participant's death, but not later than the mandatory distribution periods described in Section 401(a)(9) of the Code, and may elect any of the forms of payment described in Section 9.2, in lieu of the preretirement survivor annuity. In the absence of an election by the surviving Spouse, the Benefits Administration Committee must direct the Trustee to distribute the preretirement survivor annuity on the first distribution date following the close of the Plan Year in which the latest of the following events occurs: (i) the Participant's death; (ii) the date the Benefits Administration Committee receives notification of or otherwise confirms the Participant's death; (iii) the date the Participant would have attained Normal Retirement Age; or (iv) the date the Participant would have attained age 62.

        (3)
        Special Rules. If the Participant has in effect a valid waiver election regarding the qualified joint and survivor annuity or the preretirement survivor annuity, the Benefits Administration Committee must direct the Trustee to distribute the Participant's nonforfeitable Accrued Benefit in accordance with the terms of the Plan. The Benefits Administration Committee will reduce the Participant's nonforfeitable Accrued Benefit by any security interest (pursuant to any offset rights authorized by Article 11) held by the Plan by reason of a Participant loan to determine the value of the Participant's nonforfeitable Accrued Benefit distributable in the form of a qualified joint and survivor annuity or preretirement survivor annuity, provided any post-August 18, 1985, loan satisfied the spousal consent requirement described in Article 11 of the Plan. For purposes of applying this paragraph (3), the Benefits Administration Committee treats a former Spouse as the Participant's Spouse or surviving Spouse to the extent provided under a qualified domestic relations order described in Article 7. The provisions of this Section 9.7(A) and of Section 9.7(B) and Section 9.7(C) apply separately to the portion of the Participant's nonforfeitable Accrued Benefit subject to the qualified domestic relations order and to the portion of the Participant's nonforfeitable Accrued Benefit not subject to that order.

      (B)
      Waiver Election—Qualified Joint and Survivor Annuity. Not earlier than 90 days, but not later than 30 days, before the Participant's annuity starting date, the Benefits Administration Committee must provide the Participant a written explanation of the terms and conditions of the qualified joint and survivor annuity, the Participant's right to make, and the effect of, an election to waive the joint and survivor form of benefit, the rights of the Participant's Spouse regarding the waiver election and the Participant's right to make, and the effect of, a revocation of a waiver election. The Plan does not limit the number of times the Participant may revoke a waiver of the qualified joint and survivor annuity or make a new waiver during the election period.

        A married Participant's waiver election is not valid unless (1) the Participant's Spouse (to whom the survivor annuity is payable under the qualified joint and survivor annuity), after the Participant has received the written explanation described in this Section 9.7(B), has consented in writing to the waiver election, the Spouse's consent acknowledges the effect of the election, and a notary public or the Benefits Administration Committee (or its representative) witnesses the Spouse's consent,

        (2) the Spouse consents to the alternate form of payment designated by the Participant or to any change in that designated form of payment, and (3) unless the Spouse is the Participant's sole primary Beneficiary, the Spouse consents to the Participant's Beneficiary designation or to any change in the Participant's Beneficiary designation. The Spouse's consent to a waiver of the qualified joint and survivor annuity is irrevocable, unless the Participant revokes the waiver election. The Spouse may execute a blanket consent to any form of payment designation or to any Beneficiary designation made by the Participant, if the Spouse acknowledges the right to limit that consent to a specific designation but, in writing, waives that right. The consent requirements of this Section 9.7(B) apply to a former Spouse of the Participant, to the extent required under a qualified domestic relations order described in Article 7.

        The Benefits Administration Committee will accept a valid waiver election which does not satisfy the spousal consent requirements if the Benefits Administration Committee establishes the Participant does not have a Spouse, the Benefits Administration Committee is not able to locate the Participant's Spouse, the Participant is legally separated or has been abandoned (within the meaning of state law) and the Participant has a court order to that effect, or other circumstances exist under which the Secretary of the Treasury will excuse the consent requirement. If the Participant's Spouse is legally incompetent to give consent, the Spouse's legal guardian (even if the guardian is the Participant) may give consent.

      (C)
      Waiver Election—Preretirement Survivor Annuity. The Benefits Administration Committee must provide a written explanation of the preretirement survivor annuity to each married Participant, within the following period which ends last: (1) the period beginning on the first day of the Plan Year in which the Participant attains age 32 and ending on the last day of the Plan Year in which the Participant attains age 34; (2) a reasonable period after an Employee becomes a Participant; (3) a reasonable period after the joint and survivor rules become applicable to the Participant; or (4) a reasonable period after a fully subsidized preretirement survivor annuity no longer satisfies the requirements for a fully subsidized benefit. A reasonable period described in paragraphs (2), (3) and (4) is the period beginning one year before and ending one year after the applicable event. If the Participant separates from Service before attaining age 35, paragraphs (1), (2), (3) and (4) do not apply and the Benefits Administration Committee must provide the written explanation within the period beginning one year before and ending one year after the Separation from Service. The written explanation must describe, in a manner consistent with Treasury regulations, the terms and conditions of the preretirement survivor annuity comparable to the explanation of the qualified joint and survivor annuity required under Section 9.7(B). The Plan does not limit the number of times the Participant may revoke a waiver of the preretirement survivor annuity or make a new waiver during the election period.

        A Participant's waiver election of the preretirement survivor annuity is not valid unless (i) the Participant makes the waiver election no earlier than the first day of the Plan Year in which he attains age 35 and (ii) the Participant's Spouse (to whom the preretirement survivor annuity is payable) satisfies the consent requirements described in Section 9.7(B), except the Spouse need not consent to the form of benefit payable to the designated Beneficiary. The Spouse's consent to the waiver of the preretirement survivor annuity is irrevocable, unless the Participant revokes the waiver election. Irrespective of the time of election requirement described in clause (i), if the Participant separates from Service prior to the first day of the Plan Year in which he attains age 35, the Benefits Administration Committee will accept a waiver election as respects the Participant's Accrued Benefit attributable to his

        Service prior to his Separation from Service. Furthermore, if a Participant who has not separated from Service makes a valid waiver election, except for the timing requirement of clause (a), the Benefits Administration Committee will accept that election as valid, but only until the first day of the Plan Year in which the Participant attains age 35. A waiver election described in this paragraph is not valid unless made after the Participant has received the written explanation described in this Section 9.7(C)."

        2.     Effective January 1, 2002, the first paragraph of Section 3.5 is hereby amended and restated in its entirety with the following paragraph:

    "No Participant shall be permitted to have Tax Deferred Deposits made under this Plan in excess of the dollar limitation contained in Section 402(g) of the Code in effect for such taxable year, except to the extent permitted under Section 414(v) of the Code, if applicable. The limitation set by this Section 3.5 applies on an individual basis to all elective deferrals (within the meaning of Section 401(k) of the Code) made by each Participant during a year under this or any other qualified plan of the Employer."

        3.     Effective January 1, 2002, Article 13 is amended by adding the following Section 13.7 at the end thereof:

    "13.7
    Conversion Period

      However, notwithstanding any provision of the Plan to the contrary, during any conversion period, in accordance with procedures established by the Employer, the Employer may temporarily suspend, in whole or in part, certain provisions of the Plan, which may include, but are not limited to, a Participant's right to change his Deposit Election, to change his investment election, to borrow or withdraw from his Account, or to obtain a distribution from his Account."

        4.     Effective January 1, 2002, Appendix A, Service Commencement Date, is hereby amended by adding the following rows of information to the end thereof:

"Employing Company	Years of Eligibility	Years of Vesting"
Frequency Marketing, Inc. ("FMI")	Date of hire with FMI if employed with FMI on December 31, 2001	Date of hire with FMI if employed with FMI on December 31, 2001
Loyalty RealTime, Inc. (formerly d/b/a Loyalty RealTime, LLC) ("LRI")	Date of hire with LRI if employed with LRI on December 31, 2001	Date of hire with LRI if employed with LRI on December 31, 2001

        IN WITNESS WHEREOF, ADS Alliance Data Systems, Inc. has caused this instrument to be executed on April 7, 2003, effective as provided herein.

ADS ALLIANCE DATA SYSTEMS, INC.
By:

Printed Name: Dwayne Tucker
Title: Chief Administrative Officer

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  Exhibit 10.8
AMENDMENT NO. 2 TO ALLIANCE DATA SYSTEMS 401(k) AND RETIREMENT SAVINGS PLAN (EFFECTIVE AS OF JANUARY 1, 2001)